DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2018

SPARTANBURG, S.C., February 12, 2019 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its fourth quarter and full year ended December 26, 2018.

Fourth Quarter 2018 Highlights

•	Total Operating Revenue grew 17.7% to $159.5 million, primarily due to the benefit of revenue recognition changes.

•	Domestic system-wide same-store sales** grew 1.4%, including increases of 2.1% at company restaurants and 1.2% at domestic franchised restaurants.

•	Completed 41 remodels at franchised restaurants.

•	Operating Income increased 4.8% to $19.8 million.

•	Company Restaurant Operating Margin* was $16.9 million and Franchise Operating Margin* was $26.6 million.

•	Net Income was $11.5 million, or $0.18 per diluted share.

•	Adjusted Net Income* was $11.7 million, or $0.18 per diluted share.

•	Adjusted EBITDA* was $28.4 million.

•	Adjusted Free Cash Flow* increased 15.0% to $17.7 million.

•	Allocated $30.5 million towards share repurchases.

Full Year 2018 Highlights

•	Total Operating Revenue grew 19.1% to $630.2 million, primarily due to the benefit of revenue recognition changes.

•	Domestic system-wide same-store sales** grew 0.8%, including increases of 1.8% at company restaurants and 0.6% at domestic franchised restaurants.

•	Completed 203 remodels, including 193 at franchised restaurants.

•	Operating Income increased 4.1% to $73.6 million.

•	Company Restaurant Operating Margin* was $63.2 million and Franchise Operating Margin* was $104.0 million.

•	Net Income was $43.7 million, or $0.67 per diluted share.

•	Adjusted Net Income* was $44.6 million, or $0.68 per diluted share.

•	Adjusted EBITDA* was $105.3 million.

•	Adjusted Free Cash Flow* was $50.0 million.

•	Allocated $68.0 million towards share repurchases.

John Miller, President and Chief Executive Officer, stated, “Denny's delivered its eighth consecutive year of positive system-wide same-store sales**. The Company's total operating revenue growth coupled with a disciplined focus on costs also resulted in strong cash flow generation. Our refranchising and development strategy is now under way, and we look forward to further evolving into a franchisor of choice that provides more focused support services while yielding a higher quality, more asset-light business model."

Fourth Quarter Results

The following table summarizes the impact of adopting Accounting Standards Update 2014-09, "Revenue from Contracts with Customers (Topic 606)," on the line items within the Company's Condensed Consolidated Statement of Comprehensive Income for the quarter ended December 26, 2018. Additional details related to revenue recognition changes are located on page 5.

	Quarter ended December 26, 2018
Condensed Consolidated Statement of Comprehensive Income	As Reported	Adjustments	Amounts without adoption of Topic 606
	(In thousands, except per share amounts)
Franchise and license revenue	$55,160	$(21,162)	$33,998
Costs of franchise and license revenue	28,517	(20,962)	7,555
Provision for income taxes	1,340	(52)	1,288
Net income	11,503	(148)	11,355
Basic net income per share	$0.19	$(0.01)	$0.18
Diluted net income per share	$0.18	$0.00	$0.18
Comprehensive Income	$4,816	$(148)	$4,668

Denny’s total operating revenue grew 17.7% to $159.5 million primarily due to recognizing franchise advertising revenue on a gross basis in accordance with Topic 606 and an increase in company restaurant sales. Company restaurant sales grew 4.1% to $104.4 million due to an increase in the number of equivalent company restaurants compared to the prior year quarter and a 2.1% increase in same-store sales. Franchise and license revenue grew 56.7% to $55.2 million compared to $35.2 million in the prior year quarter. The increase was primarily due to recognizing $19.9 million of advertising revenue on a gross basis and a rise in initial fees, both of which were impacted by Topic 606, partially offset by lower occupancy revenue due to scheduled lease terminations.

Company Restaurant Operating Margin* was $16.9 million, or 16.2% of company restaurant sales, compared to $16.4 million, or 16.4%, in the prior year quarter. The change was primarily due to increases in minimum wages and third-party delivery costs, partially offset by higher sales. Franchise Operating Margin* was $26.6 million, or 48.3% of franchise and license revenue, compared to $25.4 million, or 72.1%, in the prior year quarter. This change was primarily due to recording advertising revenue and related costs on a gross basis and an increase in initial fees, partially offset by an improving occupancy margin.

Total general and administrative expenses decreased 1.2% to $15.7 million, compared to $15.9 million in the prior year quarter. This improvement was primarily due to market valuation changes in our deferred compensation plan liabilities. Interest expense, net was $5.4 million versus $4.3 million in the prior year quarter primarily due to increases in the credit facility balance and related interest rates. Denny’s ended the quarter with $317.1 million of total debt outstanding, including $286.5 million of borrowings under its revolving credit facility.

The provision for income taxes was $1.3 million, reflecting an effective tax rate of 10.4%, primarily due to the new 21.0% federal statutory income tax rate and benefits associated with the settlement of share-based compensation. Given the Company's utilization of tax credit carryforwards, approximately $0.9 million in cash taxes was paid during the quarter.

Net Income was $11.5 million, or $0.18 per diluted share, compared to $13.1 million, or $0.19 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* was $0.18 in both the current and prior year quarters.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $17.7 million of Adjusted Free Cash Flow* in the quarter after investing $4.7 million in cash capital expenditures, including facilities maintenance, new construction and remodel costs.

During the quarter, the Company allocated $30.5 million to share repurchases, including a $25 million accelerated share repurchase agreement entered into in November 2018. As part of this agreement, approximately 1.1 million shares were repurchased during the fourth quarter, with the remaining shares to be delivered during the first quarter of 2019. As of December 26, 2018, the Company had approximately $128 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Refranchising and Development Strategy

Over the next 12 to 15 months, the Company intends to migrate from a 90% franchised business model to one that is between 95% and 97% franchised. The anticipated sale of between 90 and 125 total company operated restaurants with attached development commitments will create an opportunity for development-focused franchisees to expand their businesses, while also attracting and welcoming new, well-capitalized franchisees. As of December 26, 2018, eight company restaurants in Texas have been acquired by franchisees. In addition to refranchising, we plan to upgrade the quality of our real estate portfolio through a series of like-kind exchanges. We expect to use refranchising proceeds and a moderate increase in leverage to generate more compelling returns for shareholders, including the return of capital.

Business Outlook

The following full year 2019 estimates are based on management's expectations at this time:

•	Same-store sales** growth at company and domestic franchised restaurants between 0% and 2%.

•	35 to 45 new restaurant openings, with approximately flat net restaurant growth.

•	Company Restaurant Operating Margin* between 15.0% and 16.5% and Franchise Operating Margin* between 46.5% and 48.0%.

•	Total general and administrative expenses between $66 and $69 million.

•	Adjusted EBITDA* between $95 and $100 million.

•	Net interest expense between $21 and $23 million.

•	Effective income tax rate between 20% and 23% with cash taxes between $13 and $16 million, including between $9 and $12 million related to anticipated gains from refranchising transactions.

•	Cash capital expenditures between $35 and $40 million, including between $20 and $25 million of real estate acquisitions through like-kind exchanges.

•	Adjusted Free Cash Flow* between $23 and $26 million.

*
Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Revenue Recognition Changes

Effective December 28, 2017, the first day of fiscal 2018, the Company adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers (Topic 606),” and all subsequent ASUs that modified Topic 606 on a modified retrospective basis. Results for reporting periods beginning after December 28, 2017 are presented under Topic 606. Prior period amounts are not adjusted and continue to be reported in accordance with our historical accounting under Topic 605 “Revenue Recognition.”

The adoption of Topic 606 did not impact the recognition of company restaurant sales or royalties from franchised restaurants. The most significant effects of the new guidance on the comparability of our results of operations between 2018 and 2017 include the following:

•
Under Topic 606, advertising revenues and expenditures are recorded on a gross basis within the Consolidated Statements of Income. Under the previous guidance of Topic 605, the Company recorded franchise advertising expense net of contributions from franchisees to our advertising programs, including local co-operatives. While this change materially impacts the gross amount of reported franchise and license revenue and costs of franchise and license revenue, the impact is generally an offsetting increase to both revenue and expense with little, if any, impact on operating income and net income. Similarly, upon adoption, other franchise services fees are recorded on a gross basis within the Consolidated Statements of Income, whereas, under previous guidance, they were netted against the related expenses.

•
Under Topic 606, recognition of initial franchise fees is deferred until the commencement date of the agreement and occurs over time based on the term of the underlying franchise agreement. In the event a franchise agreement is terminated, any remaining deferred fees are recognized in the period of termination. Under the previous guidance, initial franchise fees were recognized upon the opening of a franchise restaurant. The effect of the required deferral of initial franchise fees received in a given year is mitigated by the recognition of revenue from fees received in prior periods. Upon adoption, the Company recorded deferred franchise revenue of $21.0 million, and increases of $15.6 million to opening deficit and $5.4 million to deferred tax assets. The deferred franchise revenue will be amortized over the term of the individual franchise agreements.

•
Under previous guidance, we recorded gift card breakage when the likelihood of redemption was remote. Breakage was recorded as a benefit to our advertising fund or reduction to other operating expenses, depending on where the gift cards were sold. Under Topic 606, gift card breakage is recognized proportionally as redemptions occur. The Company's gift card breakage primarily relates to cards sold by third parties. Breakage revenue related to third party sales is recorded as advertising revenue (included as a component of franchise and license revenue) with an offsetting amount recorded as advertising expense (included as a component of costs of franchise and license revenue).

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the fourth quarter ended December 26, 2018 on its quarterly investor conference call today, Tuesday, February 12, 2019 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 26, 2018, Denny’s had 1,709 franchised, licensed, and company restaurants around the world including 131 restaurants in Canada, Puerto Rico, Mexico, New Zealand, the Philippines, Honduras, Costa Rica, the United Arab Emirates, Guam, the United Kingdom, El Salvador, and Guatemala. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2017 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/26/18	12/27/17
Assets
Current assets
Cash and cash equivalents	$5,026	$4,983
Investments	1,709	—
Receivables, net	26,283	21,384
Assets held for sale	723	—
Other current assets	13,859	14,922
Total current assets	47,600	41,289
Property, net	140,004	139,856
Goodwill	39,781	38,269
Intangible assets, net	59,067	57,109
Deferred income taxes	17,333	16,945
Other noncurrent assets	31,564	30,314
Total assets	$335,349	$323,782

Liabilities
Current liabilities
Current maturities of capital lease obligations	$3,410	$3,168
Accounts payable	29,527	32,487
Other current liabilities	61,790	59,246
Total current liabilities	94,727	94,901
Long-term liabilities
Long-term debt, less current maturities	286,500	259,000
Capital lease obligations, less current maturities	27,181	27,054
Other	60,286	40,187
Total long-term liabilities	373,967	326,241
Total liabilities	468,694	421,142

Shareholders' deficit
Common stock	1,086	1,077
Paid-in capital	592,944	594,166
Deficit	(306,414)	(334,661)
Accumulated other comprehensive loss, net of tax	(4,146)	(2,316)
Treasury stock	(416,815)	(355,626)
Total shareholders' deficit	(133,345)	(97,360)
Total liabilities and shareholders' deficit	$335,349	$323,782

Debt Balances
(In thousands)	12/26/18	12/27/17
Credit facility revolver due 2022	$286,500	$259,000
Capital leases	30,591	30,222
Total debt	$317,091	$289,222

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	12/26/18	12/27/17
Revenue:
Company restaurant sales	$104,389	$100,303
Franchise and license revenue	55,160	35,196
Total operating revenue	159,549	135,499
Costs of company restaurant sales	87,503	83,859
Costs of franchise and license revenue	28,517	9,811
General and administrative expenses	15,690	15,879
Depreciation and amortization	7,074	6,227
Operating (gains), losses and other charges, net	1,005	870
Total operating costs and expenses, net	139,789	116,646
Operating income	19,760	18,853
Interest expense, net	5,421	4,292
Other nonoperating expense (income), net	1,496	(690)
Net income before income taxes	12,843	15,251
Provision for income taxes	1,340	2,104
Net income	$11,503	$13,147

Basic net income per share	$0.19	$0.20
Diluted net income per share	$0.18	$0.19

Basic weighted average shares outstanding	62,135	65,023
Diluted weighted average shares outstanding	64,301	67,463

Comprehensive income	$4,816	$14,154

General and Administrative Expenses	Quarter Ended
(In thousands)	12/26/18	12/27/17
Share-based compensation	$2,377	$1,995
Other general and administrative expenses	13,313	13,884
Total general and administrative expenses	$15,690	$15,879

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Fiscal Year Ended
(In thousands, except per share amounts)	12/26/18	12/27/17
Revenue:
Company restaurant sales	$411,932	$390,352
Franchise and license revenue	218,247	138,817
Total operating revenue	630,179	529,169
Costs of company restaurant sales	348,782	324,713
Costs of franchise and license revenue	114,296	39,294
General and administrative expenses	63,828	66,415
Depreciation and amortization	27,039	23,720
Operating (gains), losses and other charges, net	2,620	4,329
Total operating costs and expenses, net	556,565	458,471
Operating income	73,614	70,698
Interest expense, net	20,745	15,640
Other nonoperating expense (income), net	619	(1,743)
Net income before income taxes	52,250	56,801
Provision for income taxes	8,557	17,207
Net income	$43,693	$39,594

Basic net income per share	$0.69	$0.58
Diluted net income per share	$0.67	$0.56

Basic weighted average shares outstanding	63,364	68,077
Diluted weighted average shares outstanding	65,562	70,403

Comprehensive income	$41,863	$38,685

General and Administrative Expenses	Fiscal Year Ended
(In thousands)	12/26/18	12/27/17
Share-based compensation	$6,038	$8,541
Other general and administrative expenses	57,790	57,874
Total general and administrative expenses	$63,828	$66,415

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Net Income internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended		Fiscal Year Ended
(In thousands, except per share amounts)	12/26/18	12/27/17	12/26/18	12/27/17
Net income	$11,503	$13,147	$43,693	$39,594
Provision for income taxes	1,340	2,104	8,557	17,207
Operating (gains), losses and other charges, net	1,005	870	2,620	4,329
Other nonoperating income, net	1,496	(690)	619	(1,743)
Share-based compensation	2,377	1,995	6,038	8,541
Deferred compensation plan valuation adjustments	(1,524)	521	(1,037)	1,638
Interest expense, net	5,421	4,292	20,745	15,640
Depreciation and amortization	7,074	6,227	27,039	23,720
Cash payments for restructuring charges and exit costs	(249)	(177)	(1,050)	(1,660)
Cash payments for share-based compensation	—	—	(1,934)	(3,946)
Adjusted EBITDA	$28,443	$28,289	$105,290	$103,320

Cash interest expense, net	(5,127)	(4,030)	(19,595)	(14,566)
Cash paid for income taxes, net	(907)	(1,328)	(3,254)	(6,367)
Cash paid for capital expenditures	(4,731)	(7,563)	(32,441)	(31,164)
Adjusted Free Cash Flow	$17,678	$15,368	$50,000	$51,223

	Quarter Ended		Fiscal Year Ended
(In thousands, except per share amounts)	12/26/18	12/27/17	12/26/18	12/27/17
Net income	$11,503	$13,147	$43,693	$39,594
Losses (gains) on sales of assets and other, net	246	495	(513)	3,518
Impairment charges	—	326	1,558	326
Tax reform	—	(1,558)	—	(1,558)
Tax effect (1)	(40)	(249)	(171)	(1,165)
Adjusted Net Income	$11,709	$12,161	$44,567	$40,715

Diluted weighted average shares outstanding	64,301	67,463	65,562	70,403

Diluted Net Income Per Share	$0.18	$0.19	$0.67	$0.56
Adjustments Per Share	$—	$(0.01)	$0.01	$0.02
Adjusted Net Income Per Share	$0.18	$0.18	$0.68	$0.58

(1)
Tax adjustments for the three months and year ended December 26, 2018 are calculated using the Company's year-to-date effective tax rate of 16.4%. Tax adjustments for the three months and year ended December 27, 2017 are calculated using the Company's year-to-date effective tax rate of 30.3%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchise restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended		Fiscal Year Ended
(In thousands)	12/26/18	12/27/17	12/26/18	12/27/17
Operating income	$19,760	$18,853	$73,614	$70,698
General and administrative expenses	15,690	15,879	63,828	66,415
Depreciation and amortization	7,074	6,227	27,039	23,720
Operating (gains), losses and other charges, net	1,005	870	2,620	4,329
Total Operating Margin	$43,529	$41,829	$167,101	$165,162

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$16,886	$16,444	$63,150	$65,639
Franchise Operating Margin (2)	26,643	25,385	103,951	99,523
Total Operating Margin	$43,529	$41,829	$167,101	$165,162

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	12/26/18		12/27/17
Company restaurant operations: (1)
Company restaurant sales	$104,389	100.0%	$100,303	100.0%
Costs of company restaurant sales:
Product costs	25,240	24.2%	25,027	25.0%
Payroll and benefits	40,982	39.3%	39,816	39.7%
Occupancy	6,063	5.8%	5,511	5.5%
Other operating costs:
Utilities	3,657	3.5%	3,390	3.4%
Repairs and maintenance	2,114	2.0%	1,766	1.8%
Marketing	3,741	3.6%	3,333	3.3%
Other	5,706	5.5%	5,016	5.0%
Total costs of company restaurant sales	$87,503	83.8%	$83,859	83.6%
Company restaurant operating margin (non-GAAP) (2)	$16,886	16.2%	$16,444	16.4%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,682	46.6%	$25,575	72.7%
Advertising revenue	19,922	36.1%	—	—%
Initial and other fees	1,780	3.2%	887	2.5%
Occupancy revenue	7,776	14.1%	8,734	24.8%
Total franchise and license revenue	$55,160	100.0%	$35,196	100.0%

Costs of franchise and license revenue:
Advertising costs	$19,923	36.1%	$444	1.3%
Occupancy costs	5,226	9.5%	6,046	17.2%
Other direct costs	3,368	6.1%	3,321	9.4%
Total costs of franchise and license revenue	$28,517	51.7%	$9,811	27.9%
Franchise operating margin (non-GAAP) (2)	$26,643	48.3%	$25,385	72.1%

Total operating revenue (4)	$159,549	100.0%	$135,499	100.0%
Total costs of operating revenue (4)	116,020	72.7%	93,670	69.1%
Total operating margin (non-GAAP) (4)(2)	$43,529	27.3%	$41,829	30.9%

Other operating expenses: (4)(2)
General and administrative expenses	$15,690	9.8%	$15,879	11.7%
Depreciation and amortization	7,074	4.4%	6,227	4.6%
Operating (gains), losses and other charges, net	1,005	0.6%	870	0.6%
Total other operating expenses	$23,769	14.9%	$22,976	17.0%

Operating income (4)	$19,760	12.4%	$18,853	13.9%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Fiscal Year Ended
(In thousands)	12/26/18		12/27/17
Company restaurant operations: (1)
Company restaurant sales	$411,932	100.0%	$390,352	100.0%
Costs of company restaurant sales:
Product costs	100,532	24.4%	97,825	25.1%
Payroll and benefits	164,314	39.9%	153,037	39.2%
Occupancy	23,228	5.6%	20,802	5.3%
Other operating costs:
Utilities	14,347	3.5%	13,263	3.4%
Repairs and maintenance	7,761	1.9%	6,738	1.7%
Marketing	15,008	3.6%	14,315	3.7%
Other	23,592	5.7%	18,733	4.8%
Total costs of company restaurant sales	$348,782	84.7%	$324,713	83.2%
Company restaurant operating margin (non-GAAP) (2)	$63,150	15.3%	$65,639	16.8%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$101,557	46.5%	$100,631	72.5%
Advertising revenue	78,308	35.9%	—	—%
Initial and other fees	6,422	2.9%	2,466	1.8%
Occupancy revenue	31,960	14.6%	35,720	25.7%
Total franchise and license revenue	$218,247	100.0%	$138,817	100.0%

Costs of franchise and license revenue:
Advertising costs	$78,309	35.9%	$1,921	1.4%
Occupancy costs	22,285	10.2%	25,466	18.3%
Other direct costs	13,702	6.3%	11,907	8.6%
Total costs of franchise and license revenue	$114,296	52.4%	$39,294	28.3%
Franchise operating margin (non-GAAP) (2)	$103,951	47.6%	$99,523	71.7%

Total operating revenue (4)	$630,179	100.0%	$529,169	100.0%
Total costs of operating revenue (4)	463,078	73.5%	364,007	68.8%
Total operating margin (non-GAAP) (4)(2)	$167,101	26.5%	$165,162	31.2%

Other operating expenses: (4)(2)
General and administrative expenses	$63,828	10.1%	$66,415	12.6%
Depreciation and amortization	27,039	4.3%	23,720	4.5%
Operating gains, losses and other charges, net	2,620	0.4%	4,329	0.8%
Total other operating expenses	$93,487	14.8%	$94,464	17.9%

Operating income (4)	$73,614	11.7%	$70,698	13.4%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended		Fiscal Year Ended
(increase vs. prior year)	12/26/18	12/27/17	12/26/18	12/27/17
Company Restaurants	2.1%	2.1%	1.8%	1.0%
Domestic Franchised Restaurants	1.2%	2.2%	0.6%	1.1%
Domestic System-wide Restaurants	1.4%	2.2%	0.8%	1.1%

Average Unit Sales	Quarter Ended		Fiscal Year Ended
(In thousands)	12/26/18	12/27/17	12/26/18	12/27/17
Company Restaurants	$584	$573	$2,300	$2,278
Franchised Restaurants	$408	$402	$1,615	$1,590

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units September 26, 2018	181	1,534	1,715
Units Opened	—	5	5
Units Refranchised	(8)	8	—
Units Closed	—	(11)	(11)
Net Change	(8)	2	(6)
Ending Units December 26, 2018	173	1,536	1,709

Equivalent Units
Fourth Quarter 2018	179	1,531	1,710
Fourth Quarter 2017	175	1,552	1,727
Net Change	4	(21)	(17)

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 27, 2017	178	1,557	1,735
Units Opened	1	29	30
Units Reacquired	6	(6)	—
Units Refranchised	(8)	8	—
Units Closed	(4)	(52)	(56)
Net Change	(5)	(21)	(26)
Ending Units December 26, 2018	173	1,536	1,709

Equivalent Units
Year-to-Date 2018	179	1,538	1,717
Year-to-Date 2017	171	1,556	1,727
Net Change	8	(18)	(10)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.